                                                                    Exhibit 12.1

                             Everest Re Group, Ltd.
                  Ratio of Earnings / (Losses) to Fixed Charges
                             (Dollars in thousands)

                                                Nine Months
                                             Ended September 30,                            Years Ended December 31,
                                               2003         2002           2002        2001       2000         1999         1998
                                               ----         ----           ----        ----       ----         ----         ----
Earnings: Income/(Loss)
     before income taxes/(benefits)         $ 347,911     $ 204,224     $ 262,044   $  90,343   $ 231,742   $  196,582   $   212,676

Fixed Charges:
     Assumed interest component
        of rent expense                         1,493         1,505         2,025       1,713       1,325        1,225         1,769
     Interest expense                          52,037        42,861        58,544      60,561      39,386        1,490             0
                                            ---------     ---------     ---------   ---------   ---------   ----------   -----------
     Total fixed charges                       53,530        44,366        60,569      62,274      40,711        2,715         1,769
                                            ---------     ---------     ---------   ---------   ---------   ----------   -----------

Earnings plus fixed charges                 $ 401,441     $ 248,590     $ 322,613   $ 152,617   $ 272,453   $  199,297   $   214,445
                                            =========     =========     =========   =========   =========   ==========   ===========

Ratio of earnings/(losses) to fixed
 charges                                     7.5 to 1      5.6 to 1      5.3 to 1    2.5 to 1    6.7 to 1    73.4 to 1    121.2 to 1
                                            =========     =========     =========   =========   =========   ==========   ===========

Ratio of earnings/(losses) to fixed
 charges, excluding annuity interest
 expense (a)                                 8.9 to 1      7.1 to 1      6.6 to 1    2.9 to 1    6.7 to 1    73.4 to 1    121.2 to 1
                                            =========     =========     =========   =========   =========   ==========   ===========

(a) Although the ratio excluding interest on annuities is not required or encouraged to be disclosed under Securities and Exchange Commission rules, it is presented because interest credited to annuity policyholder accounts is not always considered a borrowing cost for an insurance company.